Exhibit 4.2

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”), dated as of January 21, 2026 (the “Effective Date”), is entered into by and among Alta Equipment Group Inc., a Delaware corporation (the “Company”), and Mill Road Capital III, L.P. (“Mill Road”). The Company and Mill Road are sometimes together referred to herein as the “Parties,” and each, a “Party.”

WHEREAS, the Parties desire to set forth their agreements regarding certain matters relating to Mill Road’s ownership of stock in the Company;

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1.
Company Board and Related Matters.
(a)
Board Observer.
(i)
The Company agrees that Deven Petito, Management Committee Director of Mill Road Capital III GP, LLC, the general partner of Mill Road, shall serve as an observer (the “Initial Observer”) of the Board of Directors of the Company (the “Board”), effective upon the later of (A) the Effective Date and (b) the execution by the Initial Observer of the Board Observer Agreement, and continuing until the earlier to occur of (x) the Expiration Date and (y) the duly approved designation of a Successor Observer in accordance with Section 1(a)(ii). For the purposes of this Agreement, all references to the “Observer” shall be deemed references to the Initial Observer or any duly approved Successor Observer in the event that a Successor Observer is appointed in accordance with Section 1(a)(ii), as applicable.
(ii)
If, during the Term, the Observer ceases to be employed by or affiliated or associated with Mill Road, the Observer shall immediately cease to be the Observer (unless Mill Road notifies the Company otherwise). In the event of such vacancy, or at any time at Mill Road’s election, Mill Road shall be entitled to select another individual employed by or affiliated or associated with Mill Road to act as the Observer (a “Successor Observer”), subject to the prior approval of the Board, with such approval not to be unreasonably withheld, conditioned or delayed, until the earlier to occur of (x) the Expiration Date and (y) the designation of another Successor Observer in accordance with this Section 1(a)(ii), provided that the Successor Observer shall have reasonable qualifications and experience to serve as a board observer, including relevant industry, investment and board-level experience, and shall not present any conflict of interest or regulatory, reputational or fiduciary concern reasonably identified by the Board and disclosed to Mill Road in writing in reasonable detail (the “Observer Qualifications”).
(iii)
The Company shall promptly take all necessary actions to install an approved Successor Observer following Board approval (not to be unreasonably withheld, conditioned or delayed); provided, that the Board may reject any proposed Successor Observer if with reasonable promptness (1) the Board reasonably determines, after consultation with counsel if appropriate, that such person fails to satisfy the Observer Qualifications and (2) such failures and the reasons therefor are disclosed to Mill Road in writing in reasonable detail. If the Successor Observer initially proposed by Mill Road is rejected based on a failure to satisfy the Observer Qualifications, Mill Road shall be entitled, until the earlier to occur of (x) the Expiration Date and (y) the appointment of a Successor Observer in accordance with Section 1(a)(ii) to continue proposing persons as the Successor Observer and any such proposed person shall be promptly installed as the Successor Observer (subject to the Board’s right to reject such person’s candidacy as Successor Observer with reasonable promptness for a failure to satisfy the Observer Qualifications). The onboarding of any approved Successor Observer will be through a reasonable and customary process no more onerous, burdensome or time consuming than the process for onboarding the Initial Observer, and there will be no procedure, policy or other obstacle implemented with the intent or effect of prejudicing the Successor Observer’s ability to timely act in such capacity. Nothing herein shall restrict the Company’s ability to modify such procedures in a reasonable manner from time to time in the ordinary course. The Company shall use commercially reasonable efforts to complete such procedures within fifteen (15) business days after nomination.
(iv)
Notwithstanding anything in this Agreement to the contrary, the rights with respect to the designation of a Successor Observer pursuant to this Section 1(a) shall be conditioned on Mill Road, together with its Affiliates and Associates (each as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) (which shall be deemed to include Mill Road Capital III GP, LLC, Mill Road Capital Management, LLC and funds and accounts managed by them or any of their Affiliates or Associates), continuously having aggregate beneficial ownership of at least 4.9% of the shares of the common stock of the Company, par value $0.01 per share (“Common Stock”), outstanding at such time. Upon the Company’s reasonable request in writing, Mill Road shall promptly certify its compliance with this ownership requirement in writing; provided, however, that no such certification shall be required if a Schedule 13D or 13G on file with the Securities and Exchange Commission, as amended, shall demonstrate such beneficial ownership.
(b)
Subject to the terms of this Agreement and the Board Observer Agreement, the Company agrees that the Observer may attend meetings (including telephonic or videoconference meetings), subject to the recusal provisions below, of the Board and its committees, in each case, solely in a non-voting observer capacity. The Observer may participate fully in discussions of matters brought to the Board and its committees for consideration, but in no event shall the Observer: (i) be deemed to be a member of the Board or any committee thereof; (ii) have the right to propose or offer any motions or resolutions of the Board or any committee thereof; or (iii) have the right to vote with respect to any motions or resolutions proposed or offered to the Board or any committee thereof or otherwise have any power to cause the Company to take, or not to take, any action. The presence or absence of the Observer shall not be required or taken into account for purposes of establishing a quorum. The Company shall provide to the Observer copies of notices, minutes, consents, and other materials that it provides to the directors of the Company (collectively, “Board Materials”), in each case in the same manner and at the same time as such Board materials are provided to members of the Board or such committee, as applicable. Notwithstanding anything to the contrary herein, the Company reserves the right to exclude the Board Observer from access to any Board Materials or any portion thereof, or any meeting of the Board or any of its committees, or any portion thereof if (A) a majority of the directors conclude in good faith after consultation with the Company’s Chief Legal Officer or outside legal counsel, that such exclusion is reasonably necessary or advisable to preserve the attorney-client privilege or work product protection between the Company or its Affiliates and their respective legal counsel; provided, however, that any such exclusion shall apply only to such portion of the Board Materials or such portion of the meeting that would be required to preserve such privilege or protection and not to any other portion thereof; or (B) upon advice of the Company’s Chief Legal Officer or outside legal counsel, there exists an actual or reasonably anticipated conflict of interest with respect to the Board Observer and a particular matter or transaction being discussed in a meeting of the Board, including any matter relating to the Company’s or its Affiliates’ relationship, contractual or otherwise, with Mill Road or its Affiliates or any actual or potential transaction between or involving the Company or its Affiliates and Mill Road or its Affiliates; provided, however, that any such exclusion shall apply only to such portion of the Board Materials or such portion of the meeting to which such conflict of interest relates.
(i)
Mill Road hereby agrees that any Confidential Information (as defined in the Board Observer Agreement) disclosed to the Observer pursuant to the Observer Rights (as defined in the Board Observer Agreement) may be shared by the Observer with Mill Road and its Affiliates and Associates only in accordance with, and subject to, the confidentiality and use restrictions set forth in the Board Observer Agreement, and that Mill Road and its Affiliates and Associates shall be bound by, and responsible for compliance with, such confidentiality and use restrictions to the same extent as if they were parties to the Board Observer Agreement.
(c)
Stockholder Meetings. At any annual or special meeting of stockholders of the Company (and at any adjournments or postponements thereof) during the Standstill Period, Mill Road shall appear in person or by proxy at such meeting for quorum purposes and shall vote, or cause to be voted (whether directly or through one or more proxies or other duly authorized designees), all shares of Common Stock over which Mill Road or any of its Affiliates and Associates has voting power, (A) in favor of all directors nominated by the Board for election at any such meeting, and (B) in accordance with the Board’s recommendation with respect to any proposal to be submitted to the stockholders of the Company; provided, however, that Mill Road shall be permitted to vote in its discretion on any proposal in respect of any Extraordinary Transaction (as defined below), any amendment to the certificate of incorporation or bylaws of the Company, any shareholder rights plan, poison pill or other takeover defense, any reincorporation, domestication or conversion, or any issuance of securities (excluding the adoption or amendment of any employee benefit plan (as defined in Rule 405 under the Securities Act of 1933, as amended) or any issuance thereunder).
(d)
Board Observer Agreement. Concurrently with the execution and delivery of this Agreement, the Company has entered into a board observer agreement (the “Board Observer Agreement”) with Deven Petito. In the event of any Successor Observer, the Company shall enter into a board observer agreement with the Successor Observer on substantially identical terms.

2.
Standstill Restrictions. During the Standstill Period (unless specifically requested in writing by the Company), Mill Road shall not, and shall cause its Affiliates and Associates not to, directly or indirectly, in any manner, alone or in concert with others:
(a)
engage in, or assist in the engagement in, soliciting proxies or written consents of stockholders with respect to, or from the holders of, any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies (collectively, “Voting Securities”), or make, or in any way participate in (other than by voting its Voting Securities in a way that does not violate this Agreement), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise conduct or assist in the conducting of any binding or nonbinding referendum with respect to the Company, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or actions as a participant in support of all of the Company’s nominees;
(b)
form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect (other than any such voting trust, arrangement or agreement solely among Mill Road and its Affiliates and Associates that is otherwise in accordance with this Agreement);
(c)
publicly seek to call, or publicly request the call of, a special meeting of the stockholders of the Company or publicly seek to make, or make, a stockholder proposal at any annual or special meeting of the stockholders of the Company, or otherwise become a “participant” in a “solicitation” (as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act) to vote any securities of the Company (including by initiating, encouraging or participating in a “withhold” or similar campaign);
(d)
(i) except as expressly permitted by this Agreement, seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or (ii) seek, alone or in concert with others, the removal of any member of the Board;
(e)
knowingly advise, encourage, support or influence any person or entity with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company;
(f)
make any proposal, announcement, statement, offer or request, or affirmatively solicit or publicly encourage a third party to make any proposal, announcement, statement, offer or request, regarding: (A) advising, controlling, changing or influencing the Board or management of the Company, including but not limited to, plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any Extraordinary Transaction or exploration thereof (it being understood that this clause (i)(B) shall not restrict Mill Road from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board) or (C) any other material change in the Company’s or any of its subsidiaries’ operations, business, corporate strategy, corporate structure, capital structure or allocation, or share repurchase or dividend policies; provided, for the avoidance of doubt, that Mill Road and its Affiliates and Associates shall be entitled to engage in private discussions with respect to such matters with general or limited partners, members or stockholders of Mill Road or its Affiliates or Associates;
(g)
engage in any transaction or series of transactions with respect to any securities of the Company or any derivatives thereof to the extent that, after giving effect to such transaction(s), Mill Road (together with its Affiliates and Associates) would have an aggregate net “short position” (as defined in Rule 14e-4 under the Exchange Act) in the Company; for the avoidance of doubt, (i) Mill Road and its Affiliates and Associates may purchase, sell, lend or otherwise dispose of securities of the Company and may enter into, purchase, write or unwind options, swaps, forwards, collars and other derivative or hedging transactions (including cash‑settled transactions), in each case so long as, immediately after giving effect thereto, Mill Road (together with its Affiliates and Associates) would not have an aggregate net short position in the Company, (ii) cash‑settled instruments shall be taken into account in determining aggregate net short position, (iii) the lending of securities shall not, in and of itself, be deemed to reduce a long position in such securities and (iv) transactions effected in connection with one or more broad‑based market baskets or indices shall be disregarded;
(h)
communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than pursuant to clause (B) thereof);
(i)
publicly act, including by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), in a manner that a reasonable person would regard as seeking to influence the Company’s stockholders, management or the Board with respect to the Company’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions, or strategy or to obtain representation on the Board or seek the removal of any director in any manner, except as expressly permitted by this Agreement;
(j)
demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware law providing for stockholder access to books and records (including lists of stockholders) of the Company;
(k)
make any request or submit any proposal to amend or waive the terms of this Agreement other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or
(l)
knowingly enter into any discussions, negotiations, agreements or understandings with any third party to take any action prohibited by this Section 2, or advise, assist, knowingly encourage or seek to persuade any third party to (A) take any action prohibited by this Section 2 or (B) make any public statement with respect to any action prohibited by this Section 2, or otherwise take or cause any action or make any public statement inconsistent with this Section 2.

For the avoidance of doubt, the Parties acknowledge and agree that Mill Road and its Affiliates and Associates (including the Observer) intend to continue to engage in non-public discussions with members of management of the Company and the Board and nothing in this Section 2 shall be deemed to prevent or impede such discussions from occurring, so long as such discussion is not intended to, and would not reasonably be expected to, require any public disclosure of such discussion. The Company shall notify Mill Road in writing upon the occurrence of the Expiration Date.

For purposes of this Agreement, the “Standstill Period” shall mean the period from and after the Effective Date until the earlier of the Expiration Date or the termination of this Agreement by Mill Road in accordance with its terms. As used herein, “Extraordinary Transaction” means any merger, acquisition, amalgamation, tender offer, exchange offer, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or any of its subsidiaries or that relates to or would result in a Change of Control. As used herein, a “Change of Control” shall be deemed to have taken place if (x) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then outstanding equity securities, (y) as a result of a merger or stock-for-stock transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities or (z) the Company sells all or substantially all of its assets.

The obligations in Section 1(c) and the restrictions in this Section 2 shall terminate automatically if (a) the Company enters into a definitive agreement with a third party that, upon consummation, is reasonably anticipated to constitute a Change of Control or (b) a third party commences a tender or exchange offer that, if consummated, is reasonably anticipated to constitute a Change of Control; provided, that if such Change of Control, and all other proposed Extraordinary Transactions publicly announced thereafter by any other third party or parties, are abandoned or terminated prior to the consummation or closing of any such Extraordinary Transaction, then the obligations in Section 1(c) and the restrictions in this Section 2 shall be automatically reinstated and shall continue in full force and effect in accordance with their terms, subject to any subsequent expiration or termination pursuant to this Section 2.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 2) will prohibit or restrict Mill Road, any of its Affiliates or Associates or any Representative thereof from negotiating, evaluating and/or trading, directly or indirectly, in any mutual fund, exchange-traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.

3.
Press Release; Form 8-K; Publicity.
(a)
The Parties agree that promptly following the execution and delivery of this Agreement, (A) the Company will issue the press release attached to this Agreement as Exhibit A (the “Press Release”) and file a Current Report on Form 8-K in the form previously agreed by the Parties and (B) Mill Road will file an amendment to its Schedule 13D in the form previously agreed by the Parties. Prior to the issuance of the Press Release, and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Mill Road shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby, except as required by applicable law, regulation or the rules of any stock exchange, without the prior written consent of the other Party.
(b)
During the Standstill Period, the Company, on the one hand, and Mill Road, on the other hand, shall each refrain from making, and shall cause their respective Affiliates and Associates and its and their respective principals, directors, members, general partners, officers, employees, agents and representatives (collectively, “Representatives”) not to make, any public statement that constitutes an ad hominem attack on, or that otherwise disparages, impugns or is reasonably likely to damage the reputation of, (i) in the case of statements by Mill Road or any of its Representatives, the Company or any of its Affiliates or any of its or their respective officers, directors or employees or any person who has served in any of the foregoing capacities, or (ii) in the case of statements by the Company or any of its Representatives, Mill Road or any of its Affiliates or Associates or any of its or their respective partners, members, officers, directors or employees or any person who has served in any of the foregoing capacities. The foregoing sentence shall not restrict the ability of any Party to (1) comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the Party from whom information is sought, in each case solely to the extent legally required and after consultation with outside counsel, or (2) make private statements to directors or employees of the Company or Mill Road in circumstances in which public dissemination of such statements would not reasonably be anticipated. Nothing in this paragraph shall limit either Party’s right to respond publicly to statements made by the other Party in breach of this Agreement, and any such response shall not itself be deemed a violation hereof.
4.
Representations of the Company. The Company represents and warrants to Mill Road that (a) the Company has the corporate power and authority to execute and deliver this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would result in or constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
5.
Representations of Mill Road. Mill Road represents and warrants to the Company that (a) Mill Road has the power and authority to execute and deliver this Agreement and to bind it hereto, (b) this Agreement has been duly authorized, executed and delivered by Mill Road, constitutes a valid and binding obligation of Mill Road, and is enforceable against Mill Road in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law), (c) the execution of this Agreement by Mill Road does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Mill Road, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would result in or constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Mill Road is a party or by which it is bound, (d) Mill Road, together with its Affiliates and Associates, beneficially owns (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) in the aggregate 4,293,208 shares of Common Stock as of the Effective Date, and (e) except as disclosed in Mill Road’s Schedule 13D, as amended through the date hereof, Mill Road is not a party to any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities.
6.
Term. Except as otherwise set forth herein, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the earlier of (a) the date (the “Expiration Date”) that is fifteen (15) business days prior to the deadline under the Company’s Amended and Restated Bylaws for the submission of director nominations and stockholder proposals for the Company’s 2027 annual meeting of stockholders and (b) the termination of this Agreement in accordance with its terms; provided, that (i) Mill Road may terminate this Agreement prior to the Expiration Date only if the Company commits a material breach of its obligations under this Agreement or the Board Observer Agreement that, in each case (if capable of being cured), is not cured within fifteen (15) days after receipt by the Company of written notice from Mill Road or the Observer specifying the material breach in reasonable detail, and (iii) the Company may terminate this Agreement prior to the Expiration Date only if Mill Road or the Observer commits a material breach of this Agreement or the Board Observer Agreement, respectively, that, in each case (if capable of being cured), is not cured within fifteen (15) days after receipt by Mill Road or the Observer, as applicable, of written notice from the Company specifying the material breach in reasonable detail; provided further that no expiration or termination of this Agreement will relieve any Party hereto from any liability for a breach of this Agreement prior to such expiration or termination. Notwithstanding the foregoing, Section 8 through Section 13 shall survive the termination or expiration of this Agreement.
7.
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
8.
Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy for such a breach. It is accordingly agreed that each Party shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, without proving the inadequacy of money damages and without posting any bond. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.
9.
APPLICABLE LAW AND JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES. EACH

OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN (A) THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY, (B) IN THE EVENT (BUT ONLY IN THE EVENT THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION), THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR (C) IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURTS IDENTIFIED IN CLAUSES (A) AND (B) DO NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, ANY OTHER DELAWARE STATE COURT (COLLECTIVELY, THE “CHOSEN COURTS”). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE CHOSEN COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT THE CHOSEN COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.
10.
Notice. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by email, when such email is transmitted to the email address set forth below (so long as the sender of such email does not receive an automatic message indicating that the recipient did not receive such email) or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 10:

If to the Company:

Alta Equipment Group, Inc.

13211 Merriman Road

Livonia, Michigan 48150

Attention: Jeffrey A. Hoover

Email: jeff.hoover@altg.com

With a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel L. Rubinstein

Email: joel.rubinstein@whitecase.com

Attention: Richard Brand

Email: richard.brand@whitecase.com

If to Mill Road:

Mill Road Capital III, L.P.

328 Pemberwick Road

Greenwich, CT 06831

Attention: Deven Petito

Email: dpetito@millroadcapital.com

With a copy to (which shall not constitute notice):

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Peter M. Rosenblum, Esq.

Email: prosenblum@foleyhoag.com

11.
Entire Agreement; Amendment; Conflicts. This Agreement, together with the Board Observer Agreement, constitutes the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
12.
Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality, voidness or unenforceability of such provision shall have no effect upon the legality, validity or enforceability of any other provision of this Agreement.
13.
No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

COMPANY:

ALTA EQUIPMENT GROUP, INC.

By: /s/ Jeffrey A. Hoover

Name: Jeffrey A. Hoover

Title: Chief Legal Officer and General Counsel

MILL ROAD CAPITAL III, L.P.

By: Mill Road Capital III GP, LLC,

its General Partner

By: /s/ Deven Petito

Name: Deven Petito

Title: Management Committee Director

[Signature Page to Cooperation Agreement]